Transcript of
DebtResolve, Inc.
Third Quarter Results
December 04, 2007

PARTICIPANTS
Ehmonie Hainey - DebtResolve - Public Relations Coordinator.
James Burchetta - DebtResolve - Co-Chairman and CEO.
David Rainey - DebtResolve - CFO.

Operator:

Greetings and welcome to the DebtResolve, Inc. Third Quarter Results.  At this time, all participants are in a listen-only mode.  A brief question-and-answer session will follow the formal presentation.  If anyone should require operator assistance during the conference, please press *0 on your telephone keypad.  As a reminder, this conference is being recorded.  It is now my pleasure to introduce your host, Miss Ehmonie Hainey.  Thank you Miss Hainey, you may begin.

Ehmonie Hainey - DebtResolve - Public Relations Coordinator:

Good morning everyone, and thank you for taking part in our call today.  Joining me are James C. Burchetta, Co-Chairman and Chief Executive Officer of DebtResolve, and David M. Rainey, Chief Financial Officer of DebtResolve.

DebtResolve's Q3 earnings release, financial statements, and management's discussion and analysis were previously distributed via news wire.  These documents are also available on our website at www.debtresolve.com.  James will begin today's call with an overview of our business, then David will review the third quarter 2007 financial results.  James will then look towards 2008.  We expect the presentation segment to last about 10 minutes.  At the conclusion of these presentations, there will be an opportunity for questions.  I will take a moment to remind you that today's call is being recorded.  A replay of this call, along with management scripts will be available on DebtResolve's website.

During the course of this conference call, we will discuss with you some of the factors that we currently anticipate may influence our results going forward.  These forward-looking statements include expressed or implied statements regarding future operating results and business developments based on limited information available to us now, which is subject to change.  Actual results may differ materially from those stated or implied by the forward-looking statements we may make today. Such statements are subject to risks and uncertainties, including the risks described in the press release announcing this call and the risks discussed in the risk factors section of our 10-K filed with the Securities and Exchange Commission on April 17, 2007, and our 10-Q's and other reports filled with the SEC from time to time.  During this conference call, we may be using non-GAAP financial results, such as EBITDA.  In accordance with SEC guidelines, the presentation of non-GAAP financial results should not be considered in isolation or as a substitute for the Company's financial results prepared in accordance with GAAP.  Now, I will turn things over to James Burchetta.

James Burchetta - DebtResolve - Co-Chairman and CEO:

Thank you Ehmonie.  I would like to start by extending a special welcome to all the participants in our first conference call.  We appreciate your interest in DebtResolve.  As you know, DebtResolve provides a suite of patented online tools for the settlement of consumer debt over the internet.  Our clients include credit originators or issuers, debt buyers, collection agencies, and collection law firms.  We provide online tools for the credit card, auto, and mortgage verticals.  We also have a small traditional collection agency, First Performance that we use to test strategies to accelerate the adoption of our internet solution.

DebtResolve's loss for operations for the three months ending September 30, 2007, was approximately $3.3 million, a level that was a slight improvement over the 2006 third quarter loss of $3.5 million.  Our year-to-date for the nine months ending September 30, our loss from operations was approximately $10.7 million versus a loss from operations of $5.8 million for the first nine months of 2006.  The increase in our losses during this period was due to the acquisition of First Performance and also costs related to the termination of the Creditors Interchange acquisition and transaction.  During the third quarter of 2007, we had two significant milestones for our internet solution.  First, we signed two top ten banks to use our internet products and our solution, and we've received positive feedback from both of these clients.  We have also signed our first European client, one of the largest collection agencies in the United Kingdom.  We expect modest revenue impact in the fourth quarter of 2007 but accelerating revenue in 2008 from these new clients and existing clients.  We also have contracts pending with several domestic and international clients that we expect to be signed within the next 60 days.

In addition to accelerating our sales and marketing efforts going into 2008, we have also taken significant steps to improve our cost structure.  We have completed a total restructuring of the operations of First Performance to significantly reduce our losses and position this business for profitable growth.  We expect First Performance to reach break-even during the first quarter of 2008.  We have also taken significant steps to control costs for the Internet Group, through both staff reductions and the elimination of consultants.  We believe that the collection industry is finally beginning to embrace advanced technology and the internet, such as our solution, and we expect to be a significant player in this adoption process, as DebtResolve has the only patented solution and was the first internet solution commercially available to the industry.  By January 2008, we will have reduced our monthly burn rate from the Internet Group by approximately 40% to a rate of approximately $200,000 per month.  We expect the consolidated Company to be at a break-even by the end of 2008 on a monthly basis.  Finally, we have also stopped purchasing distressed debt portfolios to eliminate any conflict of interest with our debt buying clients and potential clients.

On that note, I would like to turn the presentation over to our CFO, David Rainey.

David Rainey - DebtResolve - CFO

Thank you James.  I presume you have all had a chance to review our earnings release materials.  I will take a few minutes to review the highlights for you.  For the three months ended September 30, 2007, revenue increased to $526,818 from $30,617 for the three months ended September 30, 2006, an increase entirely due to the acquisition of First Performance.  Our loss from operations for the three months of $3.3 million was a slight improvement from our loss of $3.5 million in the third quarter of 2006.  Excluding costs associated with the terminated Creditors Interchange transaction, impairment of goodwill and intangibles charges and non-cash stock-based compensation charges in both periods, our loss from operations for the three months ended September 30, 2007, of $2 million was a significant increase from a comparable loss from operations of $0.9 million for the three months ended September 30, 2006.  The increase in our loss was due to the acquisition of First Performance.

For the nine months ended September 30, 2007, revenues increased to $2.5 million from $85,000 for the nine months ended September 30, 2006, an increase also entirely due to the acquisition of First Performance.  Our loss from operations for the nine months of $10.7 million was significantly higher than our loss at $5.8 million in the third quarter of 2006.  Excluding costs associated with the terminated Creditors Interchange transaction, the impairment of goodwill and intangible charges, a non-cash stock-based charge in both periods, our loss from operations for the nine months ended September 30, 2007, of $6.2 million was also a significant increase from a comparable loss from operations of $3.1 million for the nine months ended September 30, 2006.  The increase in our loss was due to the acquisition of First Performance.

Cash used in the nine months ended September 30, 2007, was $7.4 million versus $2.7 million in the nine months ended September 30, 2006.  From May 31, 2007, to today, our two Co-Chairmen and a third Board member have loaned the Company over $1 million in addition to the net proceeds of $1.5 million from a retail private placement completed in early September 2007.  During 2007, we have used $5.0 million from the IPO completed in November 2006 and the $2.5 million just discussed.  For the first quarter of 2007, we expect our cash needs to be in the range of $1 to $1.5 million, a significant reduction from the average of $2.5 million per quarter during the first nine months of 2007.  We continue to pursue several different possibilities for significant additional funding, expected to be completed during the first quarter of 2008.

I'll now turn the call back over to our CEO, James Burchetta, for a discussion of our business outlook.

James Burchetta - DebtResolve - Co-Chairman and CEO:

Thank you David.  As we look to the future, we expect 2008 to be a year of growth and improvement in results for DebtResolve.  We expect internet revenue to grow as we bring in our new clients into production on our system and complete the contract negotiations currently underway with several significant additional clients.  We also expect First Performance revenues to grow during 2008 from the fourth quarter 2007 revenue base as we continue to add new profitable clients at our collection operation. We are very excited about our prospects in the United Kingdom and Europe.  The European collection industry is adopting new technology, it seems, at a much faster rate than the American counterparts.  We have representatives in place in the UK in the Benelux Countries and in Israel, and we are pursuing opportunities in new countries also over this coming quarter and year.  2008 will be a transition year to revenue production in the internet segment from a pre-revenue stage.  We expect revenue growth to accelerate in 2008, 2009, and beyond.  We will continue to reduce costs when possible, and we will be significantly augmenting our sales and marketing efforts.  We are focusing on our core business following the termination of the Creditors Interchange transaction, and we are determined, on behalf of the shareholders, to improve our results.

Once again, I want to thank everyone who is attending this call, and for your interest in DebtResolve.  We are going to open up the call now for questions and answers.  Our moderator will review the process for taking questions.

Operator:

Thank you.  Ladies and gentlemen, at this time we will be conducting a question-and-answer session.  If you would like to ask a question, please press *1 on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press *2 if you would like to remove your question from the queue.  For participants using speaker equipment, it may be necessary to pick up your handset before pressing the * keys.

Our first question comes from the line of Michael Costella with National Securities Corporation.  Please proceed with your question.

<Q>:  Hey Jim.  How are you doing?

James Burchetta - DebtResolve - Co-Chairman and CEO:

Hi Michael.  How are you?

<Q>:  Good.  I just wanted to get more clarification as far as, whether from you or David, the potential raise that obviously the Company needs.  You had mentioned looking for it by, I guess, the first quarter.  Is there anything that you could give us further as far as maybe the cost of capital or potential of how much you are talking about raising?

James Burchetta - DebtResolve - Co-Chairman and CEO:

You know, we continue to invest, and I am talking about insiders and existing shareholders in the Company, and we are in discussions and involved in an ongoing raise at the present time.  The structure is either debt or convertible stock and consistent with our prior fundings.  We are doing obviously everything we can do in the interest of shareholders, to impact shareholders as little as possible in terms of dilution, and as a first mover in the internet space with patents in 19 countries and signed clients and very big prospects for the future, we don't have difficulty raising money.

<Q>:  Okay.  I guess the second part of that is, again, from the numbers that you are talking about on a burn rate, the amount of capital that you would be looking to raise at the present time, let's say by the end of the first quarter?

David Rainey - DebtResolve - CFO:

Yes Mike, this is David.  We expect to raise significantly more than required for 2008.  As we mentioned earlier in the call, we do expect by the end of 2008 on a monthly basis to be at break-even or better on cash flow.

<Q>:  Okay.  But because you are talking about numbers of about $2.7 million to get you to that break-even and with the deficit that you are running, it comes out to about a $4 million rate that you would obviously look to, to get to through that break-even number.  I mean, is that correct?

David Rainey - DebtResolve - CFO:

Yes, we expect it to be in the range that you are discussing.

<Q>:  Okay. Alright, last thing.  As far as the acceleration of revenues in 2008, maybe you could give us some idea on the changes that you actually have already made at First Performance and the anticipated acceleration on the internet side.  What type of rate are you talking about?

David Rainey - DebtResolve - CFO:

Okay, with regard to First Performance, as Jim mentioned earlier in the call, we've completed a total restructuring of that business.  The clients that we have now are all profitable clients, and we have one new client that we got who has been making large placements and making additional placements for that business.  We are obviously in the middle of the sales and marketing effort to bring more clients into that business.  We are in discussions with quite a few parties about that at the current time.  We do expect, as we've said, for the revenue at First Performance to increase quarter-over-quarter through 2008.  With regard to the internet business, as Jim also mentioned, we've been working both domestically and in Europe to bring new clients on board.  We have several clients that are in the on-boarding process now, and we have quite a few additional clients that we are in various stages of contract negotiation with that we expect to bring online during the course of 2008 in different quarters.

James Burchetta - DebtResolve - Co-Chairman and CEO:

We are in a unique situation.  There is more and more defaulted debt, and this is an industry who is trying to reduce the cost of collections and collect more money.  What is good about our business model is that we don't ask a client to jeopardize predictable revenue.  We are a channel changer.  We stand next to conventional collections.  We are directing, however, the debtor to this lower cost channel of the internet, where a debtor can come on, use our patented products to make an offer, a self cure, and pay their debt online.  So we are in a unique position in this moment in time, both here, in the UK, and in Europe, where there is just more and more debt.  As I said earlier, it is an industry that is embracing and understands that the reduced cost of the internet and new technology is going to make that happen, just like it is gutted in buying airline tickets online and stocks or whatever.  So we expect 2008 to be a growth year, with respect to revenue, and then continuing beyond.

<Q>:  Okay.  One last question and this comes down to, I guess, the expenses that you incurred on the Creditors Interchange deal.  You know, obviously that was a significant deal for the Company that would have also meant more financing or more capital in there because I do believe you were over financing the deal.

James Burchetta - DebtResolve - Co-Chairman and CEO:

That's correct, yes.

<Q>:  Excess working capital.  Could we expect to see no further write-offs from that?  Have you taken all the charge-offs that you can?  This deal is behind you.  Is there any chance of recouping any of the expenses that you did have?  From my understanding, the way that the deal had fallen apart, that the Company starting missing numbers quite significantly, and that was the reason why you called off the deal.

David Rainey - DebtResolve - CFO:

Yeah.  With regard to any possible future charges, we have accounted for all of the expenses with regard to the transaction as of the third quarter.  So no, there will be no additional charges related to the Creditors Interchange transaction coming through.

James Burchetta - DebtResolve - Co-Chairman and CEO:

We did terminate the stock purchase agreement for the reasons that were mentioned in our press release and that you just mentioned, and you know, we put Creditors Interchange behind us.  It was an important acquisition.  You know, sometimes the deal you don't do is the best one, and we are happy it is behind us.  We have taken the charges.  We are completely focused on our internet product and our First Performance subsidiary, and we have moved forward.

<Q>:  Okay.  Well thank you very much.

James Burchetta - DebtResolve - Co-Chairman and CEO:

Thank you.

Operator:

Our next question comes from the line of Bill Hobbs, who is a Private Investor.  Please proceed with your question.

<Q>:  Gentlemen, thanks for taking my call.

James Burchetta - DebtResolve - Co-Chairman and CEO:

Thank you.

<Q>:  My question is, as we speak, DebtResolve is holding steady at $1.00 per share.  If the Company were to become delisted from the AMEX, how might that impact your ability to raise funds for the forthcoming year?

James Burchetta - DebtResolve - Co-Chairman and CEO:

First of all, we don't expect that to happen, number one, and number two, if it did happen we wouldn't expect it to impact our ability to raise funds.  I mean, the power in what we have, again, is these first mover position patents, clients signed up, and I can't speculate as to why the stock is at a $1.00 and not $3.00, $4.00, or $5.00, but we do know that at one point in time the investment community was waiting to see whether we acquired Creditors Interchange and thereafter waiting for us to hold conferences like this and speak to the investment community.  So we believe we have a bright future, and we just look forward to creating shareholder value by continuing to work hard at our internet business.

<Q>:  Well, speaking of shareholder value, when I look at, you know, small companies like yours.  They can make or break a portfolio depending on how hard you go into them.  Your Company, if I am reading this correctly, you have burned through something like $30 million over the past few years, I think.  Are you running at about a $30 million deficit?

James Burchetta - DebtResolve - Co-Chairman and CEO:

No, that's not correct.

<Q>:  That's not correct?

James Burchetta - DebtResolve - Co-Chairman and CEO:

No.

David Rainey - DebtResolve - CFO:

No.

<Q>:  Retained earnings...

David Rainey - DebtResolve - CFO:

Yes, the retained earnings include very significant non-cash charges.  On a purely cash basis, from the beginning of the Company, which it was public but non-trading, to the present day, the total investment on a cash basis into the Company is just under $15 million.

<Q>:  Okay.  Excuse me then.

James Burchetta - DebtResolve - Co-Chairman and CEO:

It's okay.

<Q>:  My concern is, gentlemen, I run a small Company myself, and it took me about a year and a half to get profitable, and we are doing very well now.  My concern is, and please forgive me if I am out of line, is the salaries and the stock options that are being taken by the Officers while you are clearly struggling to survive right now.  How would you address that?

James Burchetta - DebtResolve - Co-Chairman and CEO:

We have a total employee count at DebtResolve of approximately 10 employees, and we do all of our own internet development and design and product improvements and enhancements in house in our office.  I mean, we are a very, very lean Company, and honestly to attract a CFO of David's caliber or a CTO of Rich Rosa's, our Chief of Technology, caliber.  You know, these people have families and...

<Q>:  Well yeah.  I mean, everybody's got those.

James Burchetta - DebtResolve - Co-Chairman and CEO:

Their salaries are actually below market for what they are doing and the responsibilities they have, and the way of looking at the $15 million, and I know you brought that up and I am kind of answering both questions, is you could look at DebtResolve that for only $15 million, we have patents, two market products, probably 99% name recognition in a very, very big industry as being this internet product on the market.  I mean, we've accomplished a lot, and also as an internet company with a new idea, you are changing the culture of an industry, and I am delighted sitting here to tell you that this is now an industry that understands that, as I have said before, the internet it going to play a major role in collecting debt.  I mean, they went to India to reduce costs.  Depending on who you speak to and you can read online some of the articles written about the results in collections in India, even in India the cost is rising and the performance has not been what was expected.  So we are sitting here with what's going to drive down the cost of collecting, and it's really the internet and a company like DebtResolve, especially as the world pushes everyone to online banking.  Interestingly in the UK and other areas in the country, they have 100% online banking.  So if you are a 35-year-old, which is the average age of a credit card holder, and you are banking online, when you solve your life problem that brought you into default, you got your job back, and you want to settle, I mean, we provide a place "with dignity" where you can go on and settle and pay.  So...

<Q>:  Alright.  One final question...

David Rainey - DebtResolve - CFO:

Just two other quick responses to your last question.

<Q>:  Sure

David Rainey - DebtResolve - CFO:

First of all, as a public company and under the AMEX listing rules, we have a fully independent compensation committee that determines all grants of stocks options and all salaries with regard to all of the Officers and Senior other employees of the Company.  So there is an independent thoughtful process, like most public companies, behind that, and the second point I would like to mention is that with regard to salaries, there was very significant work invested by the Senior people at this Company while drawing no salaries over extended periods of time, and that was during the development phase of the Company when the solution was being written and even for the first year of two thereafter.  Even in 2006, there was significant compensation that was put in as capital contributed to the Company.  So we certainly understand your point, but we believe that over the course of the existence of the Company that there's been significant salary forbearance on the part of the Senior people here.

<Q>:  Alright.  My final question is these contracts that you have with the banks and the contracts that you are negotiating right now.  What out do these clients have?  You know, what are the average terms of the contract?  What could allow them to break a contract early?  I mean, are you at liberty to touch on that at all?

James Burchetta - DebtResolve - Co-Chairman and CEO:

Yeah.  I can say something about it, and this is just true to the industry generally.  You have contracts in writing with major clients.  So you are dealing with major financial institutions, and in each case, somewhere in the contract is their right to cancel the contract within a certain period of time.  I mean, basically how you get business, you perform for your clients and you continue to get it if you continue to perform, but this is not like we sell refrigerators and we have contract where someone has agreed to buy 10,000 refrigerators over "x" period of time, and it is true of anyone.  It is true of the offline collectors.  Collection agencies have the same kinds of contracts with the credit card issuers.

David Rainey - DebtResolve - CFO:

Basically this industry is a pay for performance industry, where good results result in future placements and poor results result in no placements.

James Burchetta - DebtResolve - Co-Chairman and CEO:

The good part is we have no capital at risk.  So these are accounts that are placed with us for collection, and we either get a percentage of the settlement or a license fee based on capacity of accounts through our system.

<Q>:  Okay.  Gentlemen, thank you for your time.

James Burchetta - DebtResolve - Co-Chairman and CEO:

Thank you sir.

Operator:

Our next question comes from the line of Kevin Boland, who is a Private Investor.  Please proceed with your question.

Mr. Boland?

<Q>:  Hello.  Yes, I've got some friends who are intellectual patent attorneys who I've tried to bring in to invest with me in DebtResolve.  They mentioned the Supreme Court decisions and future hearings on obvious business practice patents, and their strong concern was that DebtResolve's patents would fall into that and that we would lose that protection.  Do you have any comments on that?

James Burchetta - DebtResolve - Co-Chairman and CEO:

Yeah.  I am a lawyer by background, not a patent lawyer, but we have able intellectual property lawyers who have expressed the absolute opposite opinion.  I mean, we brought two challenges to the patent and have won them; one which was actually decided, I believe, after the case that you are referring to.  I can't give you specifics about it, and I would be happy to speak to you or to your lawyers offline anytime you want to, but I am aware of that decision, and I also have the opinion of our counsel that our patent is not in jeopardy in any way and that opinion has nothing to do with the patents that were granted to us.

<Q>:  Great.  As investors, can we get copies of those opinions?

James Burchetta - DebtResolve - Co-Chairman and CEO:

Yeah.  They are public.  They are not our opinions.  I mean there is (inaudible).

<Q>:  No, you said you spoke to some of your own attorneys.  So I assume their responses to you were...

James Burchetta - DebtResolve - Co-Chairman and CEO:

Sure.  If you wanted to email, or anyone else that's on this call, at jburchetta@debtresolve.com, I will make sure you get a copy of that.

<Q>:  That's excellent.  What was the name of firm that you retained for the opinion?

James Burchetta - DebtResolve - Co-Chairman and CEO:

Our corporate lawyers are Greenberg Traurig.

<Q>:  Greenberg Traurig.

James Burchetta - DebtResolve - Co-Chairman and CEO:

They have been our attorney since the beginning of our Company until now.

<Q>:  Of course.  The attorney that I talked to was the first attorney for Amazon.com.  So it would be interesting to see, given the intellectual heft of the two organizations, who might know better.  Alright.  Thank you for your views.

James Burchetta - DebtResolve - Co-Chairman and CEO:

Okay.  Thank you.

Operator:

Our next question comes from the line of David Honeycutt, who is also a Private Investor.  Please proceed with your question.

<Q>:  Good morning gentlemen.

James Burchetta - DebtResolve - Co-Chairman and CEO:

Hi David.  How are you?

<Q>:  Oh fine.  How about yourselves?

James Burchetta - DebtResolve - Co-Chairman and CEO:

Well.  Thank you.

<Q>:  Okay.  I guess I have essentially two questions.  The first and I apologize for being undiplomatic in it but I am using one of those words that can't be used diplomatically.  I was a little concerned in your last quarterly report about the reservations concerning your ability to remain a going concern.  Has bankruptcy been considered as an option or has bankruptcy counsel been consulted?

James Burchetta - DebtResolve - Co-Chairman and CEO:

No.

David Rainey - DebtResolve - CFO:

This is David, the CFO.  With regard to the statement that you reference in our financial statements, if you look back, that phraseology has been in every public filing that this Company has done since 1997, and it is basically a requirement of the accounting firm that that language be in there in the absence of what they consider to be clearly sufficient capital for the coming year from the date of the financial report.  As a relatively young technology Company, we are often in the mode of raising capital, which is typical for the industry, and we have to continue to engage in that process, but as I mentioned, that statement has been in our reporting now for close to 11 years.

James Burchetta - DebtResolve - Co-Chairman and CEO:

We have not consulted a bankruptcy attorney, and we don't intend to.

<Q>:  Real fine.  The next question may be one that at this point in time you don't feel comfortable answering, and that is fine, but do you have any, for a lack of a better term, earnings guidance as to what you hope to be able to achieve in 2009?  Given that you hope to basically sort of cross the break-even threshold in about a year, what would you see as potential earnings for 2009?  As I said, this is one of those questions that if we can't answer at this time is the answer, I understand.

David Rainey - DebtResolve - CFO:

Yes.  Generally speaking, we don't issue projections that far in advance.  Certainly, our goal as a Company is to exhibit improvement in both revenue and profitability quarter-over-quarter, and in that respect, if we are at break-even by the end of 2008, we would expect 2009 to be significantly better than that.

<Q>:  One more question.  Of course, this kind of goes back to the question that Mr. Costella asked in regard to Creditors Interchange.  Do you see any potential for legal actions in either direction there?  Either a suit by them against you or you bringing an action against them for any form of breach?

James Burchetta - DebtResolve - Co-Chairman and CEO:

Yeah.  We don't expect any lawsuit by them for any reason whatsoever, and we are considering all of our legal rights for what we consider to be material deviations in their finances which required us to cancel the stock purchase agreement, but there is no lawsuit pending at this point, but we did incur expenses in that transaction which were unfortunate and unnecessary.

<Q>:  So at this point, that matter is basically with your attorneys for evaluation?

James Burchetta - DebtResolve - Co-Chairman and CEO:

Yes.

David Rainey - DebtResolve - CFO:

The Board continues to discuss this issue regularly at Board meetings.

<Q>:  Okay.  Well thank you very much.

James Burchetta - DebtResolve - Co-Chairman and CEO:

Thank you.

Operator:

Gentlemen, there are no further questions in the queue.  Would you like to make some closing comments?

James Burchetta - DebtResolve - Co-Chairman and CEO:

No.  We just wanted to actually thank everyone again for, you know, coming on board.  Any investors or potential investors, if they wanted to contact us, our website has our contact information.  Again, I would be happy to provide the information on that patent case that the other gentleman was talking about.  Again, thank you for your support in DebtResolve.

Operator:

Ladies and gentlemen, this does conclude today's teleconference.  Thank you for your participation.  You may disconnect your lines at this time.